Exhibit 10.3

February 6, 2007

VIA HAND DELIVERY

Lance K. Gordon, Ph.D.
VaxGen, Inc.
1000 Marina Blvd.
Brisbane, CA 94005-1841

Re:    Resignation Agreement

Dear Lance:

Pursuant to our discussions concerning the resignation of your employment with VaxGen, Inc. (the “Company”), this letter sets forth the terms of the resignation agreement (the “Agreement”) between you and the Company.

          1.          Resignation Date. You acknowledge that, effective as of January 5, 2007 (the “Resignation Date”), you resigned from your positions as President and Chief Executive Officer (“CEO”) of the Company and from any other office, position, or employment relationship with the Company or any of its affiliated entities, with the sole exception of the consulting relationship that you are entering into pursuant to Section 4 herein. You acknowledge that the Company timely paid you all accrued salary and all accrued and unused vacation (if any) earned by you through the Resignation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

          2.          Resignation of Board Seat. Contemporaneous with your execution of this Agreement, you will sign and return to me the resignation letter attached hereto as Exhibit A, in which you tender your resignation as a member of the Company’s Board of Directors (the “Board”), effective as of the Resignation Date.

          3.          Severance Benefits. If you timely enter into this Agreement and allow it to become effective, the Company hereby agrees to provide you the following as your sole severance benefits (“Severance Benefits”) notwithstanding your resignation of employment:

                       (a)          Severance Payments. The Company will provide severance pay in the form of continuation of your base salary in effect as of the Resignation Date, for twelve (12) months (the “Severance Payments”). The Severance Payments will be subject to required deductions and withholdings, and will be paid on the Company’s normal payroll schedule, beginning with the first regular payroll date following the termination of the Consulting Period (as defined in Section 4(a)). In no event will the Severance Payments be paid later than March 15, 2008.

                         (b)          Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (“COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. On or after the Resignation Date, you will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. If you timely elect such continued health insurance coverage, the Company, as part of this Agreement and as an additional severance benefit, will pay your health insurance premiums sufficient to continue your group health insurance coverage at the same level in effect as of the Resignation Date (including dependent coverage, if any) pursuant to COBRA through December 31, 2007, to the extent such coverage remains available.

                         (c)          Stock Option Vesting. All stock option grants or other equity awards currently held by you shall be subject to accelerated vesting such that all unvested shares will become fully vested and immediately exercisable, effective as of the Resignation Date. Your rights to exercise your vested shares are governed by the terms of your operative agreements with the Company and the applicable stock option plan.

          4.            Consulting Relationship. If you timely enter into this Agreement, allow it to become effective, and comply with its terms, then the Company will engage you as a consultant under the terms and conditions specified below.

                         (a)          Consulting Period. The Company will engage you as a consultant for the period (the “Consulting Period”) commencing on the day immediately following the Resignation Date and continuing until the earliest of: (i) two (2) months after the Resignation Date; (ii) the date your consulting relationship is terminated by the Company due to material breach of this Agreement or the Proprietary Information Agreement (defined in Section 8); or (iii) the date that you and the Company mutually agree to terminate the consulting relationship. The Consulting Period may be extended only in a mutual written agreement executed by you and the Company’s CEO.

                         (b)          Consulting Duties. During the Consulting Period, you agree to make yourself available to provide up to forty (40) hours per week of consulting services (the “Services”) to the Company at the request of the Company’s CEO. The Services may include transition briefing and assistance, and other services within your areas of expertise. You will not be required to provide the Services from the Company’s premises, unless specifically requested by the CEO. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. Subject to the restrictions contained herein, you shall be free to pursue employment or consulting with third parties during the Consulting Period. The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.

                         (c)          Consulting Fees. During the Consulting Period, the Company will pay you a monthly consulting fee of $35,000, prorated for any partial month during the Consulting Period (the “Consulting Fees”). The Consulting Fees will be subject to payroll deductions and withholdings, and will be paid on the Company’s normal payroll dates, beginning with the first payroll date following the Resignation Date.

                         (d)          Protection of Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services, except with permission of a duly-authorized Company officer. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Services.

                         (e)          Expenses. The Company will reimburse you for reasonable, documented business expenses incurred in performing the Services pursuant to its regular business practice, provided that these expenses have been pre-approved by the CEO in writing.

                         (f)          Other Work Activities. During the Consulting Period, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive in any manner with the business conducted by the Company, nor engage in any other activities that conflict with your obligations to the Company. Notwithstanding the above restrictions in this Section 4(f), you shall not be prohibited from being a passive shareholder of up to 1% of the public stock of a competitive entity.

          5.          No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or your vested equity awards. By way of example, you represent and warrant that you have not earned and are not owed any bonus (including any bonus for 2006), incentive compensation, commissions or equity, except as may be expressly provided herein. In addition, you hereby acknowledge and agree that your resignation of employment is not covered under the federal Worker Adjustment and Retraining Notification Act or California Labor Code Section 1400 et seq. (collectively, the “WARN Acts”), and that you are not entitled to any protections or benefits under the WARN Acts, including but not limited to advance written notice of the termination of your employment, or pay or benefits of any kind.

          6.          Expense Reimbursement. You agree that, within forty-five (45) days after the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

          7.          Return of Company Property. On the Resignation Date, you shall return to the Company all documents (and all copies thereof) and other property of the Company in your possession or control, with the exception of any materials which the Company authorizes you in writing to retain for purposes of performing the Services or otherwise. The documents and property to be returned by you include, but are not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, product specifications, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, business cards and stationery, financial and operational information, technical and training information, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, product and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computers, cellular phones and facsimile machines), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information, and in any event you agree to permanently delete and expunge all Company confidential or proprietary information and data from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. You acknowledge that VaxGen has contractual obligations to third parties, including Genentech, the National Institute of Health, and the Walter Reed Institute, that could require VaxGen to provide certain information, documents or other materials to such third parties in the future. Therefore, your obligations set forth in this paragraph include information, documents and other materials in your possession or control that VaxGen may be required to provide to such third parties, including information related to technology provided to VaxGen by Genentech pursuant to their license agreements.

          8.          Proprietary Information Obligations. Prior to or contemporaneously with your signing of this Agreement, you agree to sign the Employee’s Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”), and you shall return a signed copy of the Proprietary Information Agreement to the Company along with a signed copy of this Agreement.

          9.          Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and consequently shall be publicly available.

          10.        Nondisparagement. You agree not to disparage the Company and its affiliated entities, or their officers, directors, employees, shareholders, agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; and the Company (through its officers and directors, and any communications by a Company employee on behalf of the Company that is authorized by an officer or director) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation;

provided that you and the Company may respond accurately and fully to any inquiry or request for information if required by legal process.

          11.          No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities or affiliates, or their officers, directors, employees or agents. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits or investigations by or against third parties (including without limitation the federal government or any federal agencies), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will: (a) reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation; (b) pay you at the hourly rate of $300 for any cooperation you provide under this Section 11 if such cooperation (i) exceeds more than forty (40) hours per week during the Consulting Period, or (ii) after the Consulting Period, requires more than one (1) hour of your time in response to any particular request for your cooperation by the Company (for example, responding to a requested phone call that entails more than one (1) hour of your time will be compensated, but responding to a requested phone call that entails less than one (1) hour of your time will not be compensated); and (c) make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

          12.          Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities (along with their predecessors and successors) and their directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims arising under or based on your Amended and Restated Executive Employment Agreement with the Company effective as of September 15, 2006); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Worker Adjustment and

Retraining Notification Act, the California Labor Code (including but not limited to California Labor Code Section 1400 et seq.), and the California Fair Employment and Housing Act. Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it has undertaken in this Agreement; or any obligation the Company may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, the Indemnity Agreement, or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

          13.          ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may decide voluntarily not to do so); (c) you had at least twenty-one (21) days from January 5, 2007 within which to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days from your signing of this Agreement to revoke this Agreement (in a written notice sent to the Chairman of the Company’s Board of Directors); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”). You hereby represent and warrant that any changes made to the Company’s original severance offer were at your request and to your benefit. Accordingly, you hereby waive a new twenty-one (21) day consideration period to which you would otherwise be entitled, and expressly agree that you will have until February 14, 2007 (which is more than twenty-one (21) days from the date that you received the Company’s original severance offer) to consider this Agreement before the offer herein expires.

          14.          Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

          15.          Representations. You hereby represent that, except as expressly provided in this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

          16.          Reimbursement of Attorney’s Fees. Within thirty (30) days following the Effective Date, the Company agrees to reimburse you for the costs of your reasonable attorneys’

fees and costs for the review and negotiation of this Agreement, up to a maximum reimbursement of $5,000. You must provide satisfactory documentation of your payment of such attorneys’ fees and costs in order to receive reimbursement; however, such documentation shall not require you to waive the attorney-client privilege.

          17.          Indemnity Agreement and Insurance Coverage. The Company agrees to sign, prior to or on the Effective Date, the Indemnity Agreement attached hereto as Exhibit C, and will provide you a fully signed copy of the Indemnity Agreement. In addition, the Company agrees that you will be covered, as a former executive officer and director, under the Company’s Directors & Officers liability insurance to the same extent that the Company maintains such coverage for its other former executive officers and directors.

          18.          Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, under JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the JAMS arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

          19.          No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

          20.          Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement approved by the Board and signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the furthest extent possible consistent with the intent of the parties under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date it below, and return the fully-signed Agreement to me, with the signed resignation letter, Proprietary Information Agreement and Indemnity Agreement, by the close of business on February 14, 2007. If these signed documents are not received from you by such date, the offer reflected herein will expire.

We wish you the very best in your future endeavors.

Sincerely,

VAXGEN, INC.

By:	/s/ Randall L. W. Caudill

Randall L. W. Caudill
Chairman of Board of Directors

Date: February 22, 2007

Exhibit A – Resignation of Board Membership
Exhibit B – Employee’s Proprietary Information and Inventions Agreement
Exhibit C – Indemnity Agreement

UNDERSTOOD AND AGREED:

/s/ Lance K. Gordon,

Lance K. Gordon, Ph.D.

Date: February 12, 2007